Exhibit 24.42

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Maria Harris Tildon, do hereby appoint Calvin G. Butler, Jr. and Daniel P. Gahagan, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2016 of Baltimore Gas & Electric Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ MARIA HARRIS TILDON
Maria Harris Tildon

DATE: February 10, 2017